Exhibit 99.1

Transcat Announces Fiscal Year 2005 and Fourth Quarter Results;

Fiscal Year Revenues Rise 3.7%;

Calibration Services Revenues Rise 13.9% in Fiscal 2005 Fourth Quarter

ROCHESTER, NY – May 17, 2005 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for fiscal year 2005 and fourth quarter ended March 26, 2005.

Fiscal Year 2005 and Fourth Quarter Highlights

•	Net sales increased 3.7% to $55.3 million in fiscal year 2005 and 1.8% to $15.6 million in the fiscal year 2005 fourth quarter.

•	Gross profit ratio for the fiscal year 2005 fourth quarter increased 4.1 points to 27.9% over the fiscal year 2004 fourth quarter.

•	Operating income for fiscal year 2005 increased $0.6 million to $0.9 million from fiscal year 2004. Operating income for the fiscal year 2005 fourth quarter increased $0.6 million to $0.7 million from the fiscal year 2004 fourth quarter.

•	Net income for fiscal year 2005 was $0.3 million, or $0.04 per diluted share, compared with net income of $0.4 million, or $0.05 per diluted share, in fiscal year 2004. Net income for the 2005 fiscal year fourth quarter was $0.5 million, or $0.07 per diluted share, compared with net income of $0.04 million, or $0.01 per diluted share, in the 2004 fiscal year fourth quarter.

•	Distribution Products – Net sales increased 4.7% to $37.1 million in fiscal year 2005 from $35.4 million in fiscal year 2004. Net sales declined 3.7% to $10.1 million in the fiscal year 2005 fourth quarter from $10.4 million in the fiscal year 2004 fourth quarter. Distribution Products gross profit ratio for the fiscal year 2005 fourth quarter increased 4.2 points to 25.6% over the fiscal year 2004 fourth quarter. 3.0 points of that increase is attributed to the timing of product purchase rebates earned.

•	Calibration Services – Net sales increased 1.8% to $18.2 million in fiscal year 2005 from $17.9 million in fiscal year 2004. Net sales increased 13.9% to $5.5 million in the fiscal year 2005 fourth quarter from $4.8 million in the fiscal year 2004 fourth quarter. Calibration Services gross profit ratio increased 3.1 points to 32.1% over the fiscal year 2004 fourth quarter.

Operations Review

Commenting on the 2005 fiscal year and fourth quarter results, Carl E. Sassano, Chairman of the Board, President and Chief Executive Officer, stated: “I am pleased to report that fiscal 2005 was an excellent year for Transcat. The strategic initiatives that we began implementing in fiscal 2004 have culminated in strong performance at the close of fiscal 2005. We are attaining our strategic goals and consider ourselves well positioned for the future.

“Calibration Services is a strategic core competency of our company. Our goal is to have Transcat Calibration Services become an integral component of a customer’s strategic supplier network that supports and enhances their manufacturing, quality and productivity programs. During fiscal year 2005, we made investments in laboratory assets, personnel and systems technology in our Calibration Services business. We were rewarded, at the end of the fiscal year 2005 fourth quarter, with a strong 13.9% increase in sales and an increase in the gross profit ratio of 3.1 points to 32.1%.

“In April, after the beginning of the 2006 fiscal year, we acquired the fixed assets of Hilton Engineering’s calibration services facility in San Juan, Puerto Rico. We then incorporated it into the international network of Transcat Calibration Services Laboratories, expanding the network to 11 Transcat Calibration Centers of Excellence. Transcat can now provide customers in the Island’s pharmaceutical and other industries with an enhanced level of accredited calibration services, as well as access to Transcat’s CalTrak® calibration quality program.

“In fiscal year 2006, our Calibration Services segment should continue to benefit from cross-selling to product customers and our efforts to identify companies that want to outsource calibration to a sole provider. Transcat offers a total calibration program that assures a company of quality and value-added service.

“We are also pleased with the performance of our Distribution Products business segment in fiscal year 2005, where the 4.7% growth in sales was in line with our strategic plan. During fiscal year 2005, our catalog mailings brought new customers to both Distribution Products and Calibration Services. In fiscal year 2006, we plan to continue prospecting for new customers with our catalog supplement mailings and distribution of the industry-recognized Transcat Master Catalog.

“We are pleased that the addition of two world-class strategic partners in fiscal year 2005 enhances our product offerings.

“In July, we announced our appointment as an Authorized North American Distributor of Tektronix, a world leader in test, measurement and monitoring products for computer, communications, advanced electronics design; digital video; optical networking; and wireless communications. We are pleased to promote and distribute this leading family of oscilloscopes and general-purpose test equipment to our customers throughout the industrial marketplace.

“In March, near the close of the fiscal year 2005 fourth quarter, we announced a partnership with GE Infrastructure Sensing to offer an expanded range of products from leading manufacturers of temperature, moisture, humidity, pressure, gas analysis and flow instruments ideally suited for Transcat’s customers in the pharmaceutical, process and utility markets.

“Our relationships with leading manufacturers such as GE Infrastructure and Tektronix, among others, is consistent with our strategy to identify and secure new customers in targeted market segments by offering the best technologies and a comprehensive range of test and measurement instruments for the process, utility and pharmaceutical industries.”

Looking Ahead

Mr. Sassano continued: “We successfully met the challenges of fiscal year 2005 and emerged a stronger, more profitable company through the dedicated efforts of the entire Transcat team.

“As we look ahead to fiscal year 2006, we are confident that we have the strategy, the management and the people to meet the new challenges ahead.”

Fiscal Year 2005 and Fourth Quarter Financial Highlights

For fiscal year 2005, net sales were $55.3 million, an increase of $2.0 million or 3.7%, compared with net sales of $53.3 million for fiscal year 2004. Distribution Products net sales for fiscal year 2005 were $37.1 million, an increase of $1.7 million or 4.7%, compared with net sales of $35.4 million for fiscal year 2004. Calibration Services net sales for fiscal year 2005 were $18.2 million, an increase of $0.3 million or 1.8%, compared with net sales of $17.9 million for fiscal year 2004.

For the fiscal year 2005 fourth quarter, net sales were $15.6 million, an increase of $0.3 million or 1.8%, compared with net sales of $15.3 million for the fiscal year 2004 fourth quarter. Distribution Products net sales for the fiscal year 2005 fourth quarter were $10.1 million, a decrease of $0.4 million or 3.7%, compared with net sales of $10.4 million for the fiscal year 2004 fourth quarter. Calibration Services net sales for the fiscal year 2005 fourth quarter were $5.5 million, an increase of $0.7 million or 13.9%, compared with net sales of $4.8 million for the fiscal year 2004 fourth quarter.

Net income for fiscal year 2005 was $0.3 million, or $0.04 per diluted share, as compared with net income of $0.4 million, or $0.05 per diluted share, in fiscal year 2004. Net income for the fiscal year 2005 fourth quarter was $0.5 million, or $0.07 per diluted share, as compared with net income of $0.04 million, or $0.01 per diluted share, for the fiscal year 2004 fourth quarter.

About Transcat, Inc.

Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.

Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through eleven Calibration Centers of Excellence strategically located across the United States and Canada to approximately 9,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9000: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.

- Statistical Tables Follow -

Transcat, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	Fourth Quarter Ended		Twelve Months Ended
	March	March	March	March
	26, 2005	27, 2004	26, 2005	27, 2004
Product Sales	$10,058	$10,448	$37,086	$35,423
Service Sales	5,499	4,827	18,221	17,894

Net Sales	15,557	15,275	55,307	53,317

Cost of Products Sold	7,486	8,215	28,307	26,948
Cost of Services Sold	3,732	3,427	13,108	12,971

Total Cost of Products and Services Sold	11,218	11,642	41,415	39,919

Gross Profit	4,339	3,633	13,892	13,398

Selling, Marketing, and Warehouse Expenses	2,196	2,345	7,948	8,540
Administrative Expenses	1,465	1,206	5,045	4,551

Total Operating Expenses	3,661	3,551	12,993	13,091

Operating Income	678	82	899	307

Interest Expense	116	215	350	434
Other Expense (Income)	58	(131)	293	(288)

Total Other Expense	174	84	643	146

Income (Loss) Before Income Taxes	504	(2)	256	161
Benefit for Income Taxes	–	(45)	–	(192)

Net Income	$504	$43	$256	$353

Basic Earnings Per Share	$0.08	$0.01	$0.04	$0.06
Average Shares Outstanding (in thousands)	6,478	6,289	6,396	6,252

Diluted Earnings Per Share	$0.07	$0.01	$0.04	$0.05
Average Shares Outstanding (in thousands)	7,165	6,917	6,966	6,808

Transcat, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	March	March
	26, 2005	27, 2004
ASSETS
Current Assets:
Cash	$106	$547
Accounts Receivable, less allowance for doubtful accounts of $56 and $51 as of March 26, 2005 and March 27, 2004, respectively	8,089	8,044
Other Receivables	313	64
Finished Goods Inventory, net	5,902	3,736
Income Taxes Receivable	–	144
Prepaid Expenses and Deferred Charges	630	696

Total Current Assets	15,040	13,231
Property, Plant and Equipment, net	1,984	2,025
Capital Leases, net	115	181
Goodwill	2,524	2,524
Prepaid Expenses and Deferred Charges	188	171
Other Assets	261	253

Total Assets	$20,112	$18,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,544	$4,139
Accrued Payrolls, Commissions and Other	1,993	1,620
Income Taxes Payable	100	100
Deposits	38	57
Current Portion of Term Loan	758	668
Current Portion of Capital Lease Obligations	66	49
Revolving Line of Credit	5,498	6,441

Total Current Liabilities	12,997	13,074
Term Loan, less current portion	1,020	–
Capital Lease Obligations, less current portion	56	134
Deferred Compensation	181	205
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	15,798	14,957

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 6,700,505 and 6,352,968 shares issued as of March 26, 2005 and March 27, 2004, respectively; 6,487,337 and 6,233,610 shares outstanding as of March 26, 2005 and March 27, 2004, respectively	3,350	3,176
Capital in Excess of Par Value	3,995	3,235
Warrants	430	518
Unearned Compensation	(17)	(23)
Accumulated Other Comprehensive Gain (Loss)	96	(67)
Accumulated Deficit	(2,702)	(2,958)
Less: Treasury Stock, at cost, 247,264 shares and 119,358 shares as of March 26, 2005 and March 27, 2004, respectively	(838)	(453)

Total Stockholders’ Equity	4,314	3,428

Total Liabilities and Stockholders’ Equity	$20,112	$18,385

Certain reclassifications of prior year financial information have been made to conform to current presentation.

Transcat, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	Twelve Months Ended
	March	March
	26, 2005	27, 2004
Cash Flows from Operating Activities:
Net Income	$256	$353
Adjustments to Reconcile Net Income to Net Cash (Used in) Provided by Operating Activities:
Loss on Disposal of Assets	16	–
Depreciation and Amortization	1,486	1,299
Provision for Doubtful Accounts Receivable	69	(63)
Provision for Returns	(32)	(80)
Provision for Slow Moving or Obsolete Inventory	13	20
Common Stock Expense	170	110
Amortization of Unearned Compensation	135	99
Other	–	(19)
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(331)	(927)
Inventories	(2,179)	(914)
Income Taxes Receivable / Payable	144	655
Prepaid Expenses, Deferred Charges, and Other	(488)	(512)
Accounts Payable	405	401
Accrued Payrolls, Commissions, and Other	373	(242)
Deposits	(19)	(7)
Deferred Compensation	(24)	35

Net Cash (Used in) Provided by Operating Activities	(6)	208

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(866)	(459)

Net Cash Used in Investing Activities	(866)	(459)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(943)	1,193
Payments on Term Loan	(890)	(666)
Proceeds from Term Loan Borrowings	2,000	–
Payments on Capital Leases	(61)	(11)
Issuance of Common Stock	162	–

Net Cash Provided by Financing Activities	268	516

Effect of Exchange Rate Changes on Cash	163	168

Net (Decrease) Increase in Cash	(441)	433
Cash at Beginning of Period	547	114

Cash at End of Period	$106	$547

Supplemental Disclosure of Non-Cash Financing Activity
Capital Lease Obligations	$–	$194
Expiration of Warrants from Debt Retirement	$88	$–
Treasury Stock Acquired in Cashless Exercise of Stock Options	$385	$–

Certain reclassifications of prior year financial information have been made to conform to current presentation.

# # #